[LETTERHEAD OF KPMG PEAT MARWICK LLP]



The Board of Directors
ML Bancorp, Inc.

We consent to the filing of this tax opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under "APPROVAL OF AGREEMENT AND PLAN OF MERGER -- Certain Federal Income Tax Consequences".

/s/ KPMG PEAT MARWICK LLP

Philadelphia, PA
April 23, 1997